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                                                                   EXHIBIT 99(B)


                            FORM OF LETTER TO BROKERS

                     [Seven Seas Petroleum Inc. Letterhead]

                                October ___, 2001

To: Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees

         This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering (the "Rights Offering") by Seven Seas Petroleum Inc. of up to an aggregate of $22.5 million principal amount of 12% Series A Senior Secured Notes ("Notes") accompanied by warrants ("Warrants") to purchase up to 12,619,500 shares of common stock, par value $0.001 ("Common Stock"), at a subscription price of $100, plus interest accrued since July 23, 2001 through the closing date of the Rights Offering (the "Subscription Price"), pursuant to the exercise of transferable subscription rights ("Subscription Rights") and transferable contingent subscription rights ("Contingent Subscription Rights") initially distributed on October ___, 2001 to all holders of record of shares of Seven Seas Petroleum's Common Stock as of the close of business on October 8, 2001 (the "Record Date"). The Subscription Rights and Contingent Subscription Rights are described in the enclosed prospectus and evidenced, respectively, by a Subscription Certificate or a Contingent Subscription Agreement, as the case may be, registered in your name or in the name of your nominee.

         Each beneficial owner of at least 169 shares of Common Stock registered in your name or the name of your nominee is entitled to one Subscription Right for each 168.26 shares of Common Stock owned by such beneficial owner. Shareholders will not receive fractional Subscription Rights. Instead, the total number of Subscription Rights issued to each shareholder will be rounded down to the nearest full Subscription Right.

         Beneficial owners of fewer than 169 shares of Common Stock registered in your name or the name of your nominee are entitled to one Contingent Subscription Right. The Contingent Subscription Rights are subject to Notes and Warrants remaining available after the shareholders with at least 169 shares have exercised their rights.

         We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights and Contingent Subscription Rights.

         Enclosed are copies of the following documents for you to use:

         1.       Prospectus;

         2.       Form of Letter from Seven Seas Petroleum Inc. to its
                  Shareholders;

         3. Instructions for Use of Seven Seas Petroleum Inc. Subscription Certificates;

         4. Instructions for Use of Seven Seas Petroleum Inc. Contingent Subscription Certificates;



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         5.       A form letter which may be sent to your clients for whose
                  accounts you hold our Common Stock registered in your name or in the name of your nominee;

         6. Beneficial Owner Election Form, on which you may obtain your clients' instructions with regard to the Subscription Rights and Contingent Subscription Rights;

         7.       Nominee Holder Certification Form; and

         8. Return Envelope addressed to U.S. Trust Company of Texas, N.A., as Subscription Agent.

         Your prompt action is requested. The Subscription Rights and Contingent Subscription Rights will expire at 5:00 P.M., Eastern Standard Time, on November ___, 2001 (the "Expiration Date").

         To exercise Subscription Rights and Contingent Subscription Rights, properly completed and executed Subscription Certificates or Contingent Subscription Certificates, as the case may be, and payment in full for all Subscription Rights and Contingent Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the prospectus prior to the Expiration Date.

         Additional copies of the enclosed materials may be obtained by contacting Bryan B. Sanchez, Seven Seas Petroleum Inc.'s Manager of Investor Relations, at (713) 622-8218.

                                            Sincerely,


                                            Robert A. Hefner III
                                            Chairman and Chief Executive Officer



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